Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

THE HERBAL CURE LLC (“Seller”)

and

UNITY RD LOGAN CO LLC (“Buyer”)

dated as of

March 10th, 2022 (the “Effective Date”)

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TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
ARTICLE II	PURCHASE AND SALE
ARTICLE III	CLOSING
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE VI	COVENANTS
ARTICLE VII	CONDITIONS TO CLOSING
ARTICLE VIII	INDEMNIFICATION
ARTICLE IX	TERMINATION
ARTICLE X	MISCELLANEOUS

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of March __, 2022 by and between The Herbal Cure LLC, a Colorado limited liability company (“Seller”) and Unity Rd Logan CO LLC, a Colorado limited liability company (“Buyer”).

Recitals

WHEREAS, Seller operates a medical and recreational marijuana dispensary (the “Business”) per medical license number 402-00507 and recreational license number 402R-00139 issued by the State of Colorado and corresponding licenses from the Denver Licensing Authority, as well as a medical cultivation facility per medical license number 403-00747, and a recreational cultivation license per recreational license number 403R-01377 (collectively the “Licenses”), with its principal place of business located at 985 South Logan Street, Denver, Colorado 80209;

WHEREAS, Seller wishes to sell and convey to Buyer, and Buyer wishes to purchase and acquire from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein;

WHEREAS, Seller and Buyer are parties to that certain “Real Estate Agreement” dated contemporaneously herewith, pursuant to which an Affiliate of Buyer, Unity Rd Logan CO Property LLC, will purchase the entire real property interest owned by Sterling Real Estate LLC (“SRE”), which consists of the sole and clear title to that certain real property located at 985 S. Logan Street, Denver, CO 80209 (the “Real Estate” or “Premise”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

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“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(h).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.04(c).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Documents” has the meaning set forth in Section 3.02(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Denver Licensing Authority” means any local authority in the City of Denver for which approval is required for the transfer or issuance of Licenses and/or assets contemplated under this Agreement, including but not limited to Denver Excise and Licensing (“EXL”);

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

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“Earn-Out Payment” has the meaning set forth in Section 2.05(d)(i).

“Effective Date” has the meaning set forth in the Preamble.

“Employees” means those Persons employed by Seller who worked for the Business immediately prior to the Closing.

“Employee Benefit Matter” has the meaning set forth in Section 4.12.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“IP License Agreement” has the meaning set forth in Section 3.02(a)(iv).

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“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in connection with the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations set forth in Exhibit J.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

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“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(b).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any officer, director or owner of Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreement” means that certain Contingent Lease Agreement between Buyer and Seller signed contemporaneously herewith, attached hereto as Exhibit B.

“Letter of Intent or LOI” means that certain Letter of Intent signed on November 30, 2021, among Buyer, Seller, and SRC.

“Licenses” has the meaning set forth in the Recitals.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to: (a) the business, results of operations, financial condition or assets of the Business, taken as a whole; or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.06(a).

“MED” means the State of Colorado Department of Revenue, Marijuana Enforcement Division.

“Note” means that certain Seller Finance Note dated as of Closing and attached hereto as Exhibit C;

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“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Premise” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Estate” has the meaning set forth in the Recitals.

“Real Estate Agreement” has the meaning set forth in the Recitals.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Security Agreement” has the meaning set forth in Section 3.02(b)(ii)(5).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Schedule Supplement” has the meaning set forth in Section 6.03.

“SRE” means Sterling Real Estate LLC.

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement and all certificates, instruments and documents listed in Section 3.02 herein.

“Transferred Employee” has the meaning set forth in Section 6.04(a).

“2021 Financial Statements” has the meaning set forth in Section 4.04.

ARTICLE II

PURCHASE AND SALE

Section 2.01      Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and exclusively relate to the Business (collectively, the “Purchased Assets”):

(a)            the Licenses;

(b)           all on hand inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

(c)            all Contracts set forth in Exhibit D collectively, the “Assigned Contracts”);

(d)           all furniture, fixtures, equipment, supplies and other tangible personal property of the Business (the “Tangible Personal Property”);

(e)            all Permits of the Business, as listed in Exhibit E, but only to the extent such may be transferred under applicable Law;

(f)            all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees, to the extent related to any Purchased Assets;

(g)           all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

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(h)           copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(g) (“Books and Records”); and

(i)             all goodwill associated with any of the foregoing.

Section 2.02      Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)	Seller’s accounts and notes receivable;

(b)	all cash and cash equivalents, bank accounts and securities of Seller, except for FIFTY UNITED STATES DOLLARS ($50.00 USD) per cash register in small bills and change;

(c)            all Contracts that are not Assigned Contracts;

(d)           all Intellectual Property of Seller (including without limitation the name or brand “The Herbal Cure” or “The Herbal Cure LLC” or any permutation or variant thereof);

(e)            Seller’s original Business Books and Records;

(f)            the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, any other excluded books and records not exclusively related to the business or purchased assets and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(g)           all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(h)           subject to Section 6.04, all Employee Benefit Matters or other assets attributable thereto;

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(i)             all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(j)             all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(k)           the rights which accrue or will accrue to Seller under the Transaction Documents;

Section 2.03      Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following:

(a)            all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;

(b)           all liabilities and obligations arising under or relating to the Assigned Contracts;

(c)            except as specifically provided in Section 6.04, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing;

(d)           all liabilities and obligations for: (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date; and (ii) Taxes for which Buyer is liable pursuant to Section 6.10; and

(e)            all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing.

Section 2.04      Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a)            any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date (excluding all trade accounts payable pursuant to Section 2.03(a));

(b)           any liabilities or obligations relating to or arising out of the Excluded Assets;

(c)            any liabilities or obligations for: (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date; and (ii) any other Taxes of Seller or Affiliates of Seller (other than Taxes allocated to Buyer under Section 6.10) for any taxable period;  and

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(d)           any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

Section 2.05      Purchase Price. The aggregate purchase price for the Purchased Assets shall be FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS ($5,750,000.00 USD) (the “Purchase Price”). The Purchase Price shall be paid as follows:

(a)            TWO HUNDRED FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS ($250,000.00 USD), shall be conveyed from Buyer to Seller upon mutual execution and delivery of this Agreement (the “Down Payment”);

(b)           THREE MILLION SEVEN HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS ($3,700,000.00 USD) shall be paid by Buyer to Seller in immediately available funds on the Closing Date;

(c)            SEVEN HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS ($700,000.00 USD) shall be financed by Seller and paid pursuant to the terms and conditions of the Note attached hereto as Exhibit C;

(d)           Buyer shall pay the remainder of the purchase price in shares of stock of Item 9 Labs Corp. (OTCQX: INLB (the “Shares” or the “Stock”)) on the Closing Date, in such amount of Shares as is the quotient of ONE MILLION ONE HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS ($1,100,000) divided by the product of (i) the ten (10)-day volume weighted average price of the Shares as of the Closing Date, and (ii) eighty-five percent (85%).

Section 2.06      Allocation of Purchase Price. Within twenty (20) days of the Closing Date, Seller shall deliver an “Allocation Schedule” allocating the Purchase Price in substantially the same manner as set forth on Exhibit F (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within five (5) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

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Section 2.07      Non-assignable Assets.

(a)            Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law (with the exception of federal laws relating to marijuana as a controlled substance), or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (excluding any State or Denver Licensing Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other understanding that time is of the essence, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.10.

(b)           To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.07, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting), to the extent permitted under applicable Law, to provide to the parties the economic and, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.07. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.07 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.06.

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Section 2.08 As-Is. Notwithstanding anything to the contrary in this Agreement, but subject to the representations and warranties of Seller contained in Section 4 hereof, Buyer shall acquire the Purchased Assets from Seller in its “as-is, where-is” condition, without any other representations and warranties from Seller, express or implied, including but not limited to any warranty of merchantability or fitness for particular purpose. Buyer acknowledges and agrees that it has conducted its own due diligence of the Purchased Assets and is relying exclusively on its own investigation in evaluating the Purchased Assets, and not on any representation or warranty of Seller not contained herein.

ARTICLE III

CLOSING

Section 3.01      Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than two (2) days after Buyer receives notice of approval of the license transfer by the MED and Denver Licensing Authority. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02      Closing Deliverables.

(a)	At the Closing, Seller shall deliver to Buyer the following:

(i)             a bill of sale in the form of Exhibit G attached hereto (the “Bill of Sale”) duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)           an assignment and assumption agreement in the form of Exhibit H attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities;

(iii)         the Seller Closing Certificate, in substantially the form required by Section 7.02(d);

(iv)          counterpart signatures to the intellectual property licensing agreement (the “IP License Agreement”), in substantially the form attached hereto as Exhibit A;

(v)           counterpart signatures to the leak-out agreement (the “Leak-Out Agreement”) in substantially the form attached hereto as Exhibit K; and

(vi)          any other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

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(b)	At the Closing, Buyer shall deliver to Seller the following:

(i)             the Purchase Price, save for portions already conveyed to Seller;

(ii)           the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)         the Buyer Closing Certificate, in substantially the form required by Section 7.03(d);

(iv)          counterpart signatures to the IP License Agreement, in substantially the form attached hereto as Exhibit A;

(v)           counterpart signatures to the leak-out agreement (the “Leak-Out Agreement”) in substantially the form attached hereto as Exhibit K; and

(vi)          copies of a certificate or other document satisfactory to Seller evidencing approval by the MED as well as any Denver Licensing Authority of the transfer of ownership of the Licenses to the Buyer.

(c)	Closing shall be subject to the following:

(i)	Approval for the transfer of ownership and the Licenses from the MED and the Denver Licensing Authority;

(ii)	Execution and delivery of all documents required by Sections 3.02(a) and (b) (the “Closing Documents”); and

(iii)	The prior or contemporaneous closing of the Real Estate Agreement.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01      Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Colorado and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

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Section 4.02      Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming approval from State and Denver Licensing Authority, and due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03      No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order (with the exception of federal laws relating to marijuana as a controlled substance) applicable to Seller, the Business or the Purchased Assets; or (c) require the consent, notice or other action by any Person (excluding any State or Denver Licensing Authority) under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.

Section 4.04      Financial Statements. Copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Financial Statements”) have been delivered or made available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 4.05      Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, from the Interim Balance Sheet Date until the date of this Agreement, Seller has operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:

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(a)            event, occurrence or development that has had a Material Adverse Effect;

(b)           incurrence of any indebtedness for borrowed money in connection with the Business that would have a Material Adverse Effect on the Assets transferred hereby, except unsecured current obligations, liabilities incurred in the ordinary course of business and liabilities that will be fully satisfied by the Closing or with the Purchase Price;

(c)            sale or other disposition of any of the Purchased Assets (excepting for the sale of Inventory in the ordinary course of business) shown or reflected in the Balance Sheet that would have a Material Adverse Effect on the value of the Business;

(d)           cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(e)            capital expenditures in an aggregate amount (not recovered by Closing or with the Purchase Price) that would have a Material Adverse Effect on the Business and would constitute an Assumed Liability;

(f)            imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances and those Encumbrances satisfied by Closing or with the Purchase Price;

(g)           increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(h)           material adoption, termination, amendment or modification of any Employee Benefit Matters, not made in the ordinary course of business;

(i)             adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j)             purchase or other acquisition of any property or asset that constitutes a Purchased Asset and would have a Material Adverse Effect on the value of the Business, except for purchases of Inventory or supplies in the ordinary course of business; or

(k)           any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.06      Material Contracts.

(a)            Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts: (x) by which any of the Purchased Assets are bound or affected; or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all leases and all Intellectual Property Agreements listed in Exhibit I, collectively, the “Material Contracts”):

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(i)             all Contracts, which, in each case, cannot be cancelled without penalty or without more than one hundred and eighty (180) days notice, involving aggregate consideration in excess of ONE HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS ($100,000.00 USD) or requiring performance by any party more than one year from the date hereof;

(ii)           all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business;

(iii)         all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS ($50,000.00 USD);

(iv)          except for agreements relating to trade receivables and those made in the ordinary course of business, all Contracts relating to indebtedness (including, without limitation, guaranty);

(v)           all Contracts between or among the Seller on the one hand and any Affiliate of Seller on the other hand, other than those made in the ordinary course of business;

(b)           Seller is not in breach of, or default under, any Material Contract that would be expected to have a Material Adverse Effect.

Section 4.07      Title to Tangible Personal Property. Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances (excepting those Encumbrances that will be satisfied by the Closing or with the Purchase Price).

Section 4.08      Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 4.09      Intellectual Property.

(a)            Exhibit J lists: (i) all Intellectual Property Registrations; and (ii) all Intellectual Property Agreements. Except as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

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(b)           Except as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.09(b) constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

Section 4.10 Legal Proceedings; Governmental Orders.

(a)            there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to Seller would result in a Material Adverse Effect.

(b)           there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would have a Material Adverse Effect.

Section 4.11 Compliance with Laws; Permits.

(a)            Seller is in compliance with all Laws (with the exception of federal laws relating to marijuana as a controlled substance) applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)           All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c)            None of the representations and warranties in this Section 4.11 shall be deemed to relate to Employee Benefits Matters (which are governed by Section 4.12), employment matters (which are governed by Section 4.13) or tax matters (which are governed by Section 4.14).

Section 4.12   Employee Benefit Matters. With the exception of providing health insurance to employees in the ordinary course of business, no other benefits that would qualify under ERISA are provided by Seller to its employees. The health insurance offered by Seller complies with ERISA in all material respects.

Section 4.13    Employment Matters.

(a)            Seller is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. There has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

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(b)           To Seller’s knowledge, Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(c)            The representations and warranties set forth in this Section 4.13 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 4.14    Taxes.

(a)            Except as would not have a Material Adverse Effect, Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)           Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(c)            The representations and warranties set forth in this Section 4.14 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.15    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

Representations and warranties of buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01      Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Colorado.

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Section 5.02       Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by State or Denver Licensing Authority, bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03      No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law (with the exception of federal laws relating to marijuana as a controlled substance) or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any State or Denver Licensing Authority, or Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.04      Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.05      Solvency Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

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Section 5.06      Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07      Independent Investigation. Buyer has conducted and completed its own due diligence prior to the date hereof by way of independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

Covenants

Section 6.01      Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall: (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.05 to occur.

Section 6.02      Access to Information. From the date hereof until the Closing and to the extent that State and local law permits, Seller shall, after reasonable Notice from Buyer: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Seller or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Buyer shall, and shall cause its Representatives to, abide by the confidentiality terms set forth in Section 6.05 with respect to any access or information provided pursuant to this Section 6.02.

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Section 6.03      Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within three (3) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.04      Employees and Employee Benefits.

(a)            Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).

(b)           During the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing.

(c)            With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that: (x) such recognition would result in a duplication of benefits; or (y) such service was not recognized under the corresponding Employee Benefit Matter.

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(d)           Effective as of the Closing, the Transferred Employees shall cease active participation in the Employee Benefit Matters. Seller shall remain liable for all eligible claims for benefits under the Employee Benefit Matters that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(e)            Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.04(b), including for purposes of any Employee Benefit Matters that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold the Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Employee, other than an Employee who has received an offer of employment by Buyer on terms and conditions consistent with Section 6.04(b) hereof and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(f)            This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05      Confidentiality. Whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall maintain the confidentiality of this transaction and the information and materials relating to this transaction, including, without limitation, all Intellectual Property and all information obtained by either party’s due diligence efforts. Each of the parties will keep confidential all information, documents and materials relating to the business which remain in his, her or its possession. The provisions of this Section will not apply to any such information, documents or material that: (i) is known generally to the public other than by reason of a breach of this Section; (ii) was known to a party prior to the date first written above without an obligation of confidentiality; or (iii) that any party is required to disclose under applicable Legal Requirement. In the event of the breach of any of the provisions of this Section, the non-breaching party, in addition to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without the posting of bond or other security) in order to enforce the provisions hereof. If this Agreement is, for any reason, terminated prior to the Closing, confidentiality and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

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Section 6.06      Governmental Approvals and Consents.

(a)            Prior to Closing, each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents no later than two (2) weeks after the execution of this Agreement (excepting MED and Denver Licensing Authority approvals which are subject to Section 9.01(c)(iii)). Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)            Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(d)           NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE TRANSFER OF THE LICENSES TO BUYER AS PROVIDED HEREUNDER IS CONTINGENT UPON AND SUBJECT TO THE PRIOR APPROVAL OF THE MED AND THE Denver Licensing Authority.

(e)            Buyer shall prepare or cause to be prepared, at its expense, all documents necessary and appropriate in furtherance of the transactions contemplated by this Agreement and required by the MED and the Denver Licensing Authority and provide copies of such documentation to Seller no less than two (2) weeks following Effective date hereof. Buyer covenants and agrees that if MED or Denver approval has not been received within ninety (90) days of the Effective Date hereof, Buyer shall bear all costs and fees associated with the renewal of any Licenses to be transferred hereunder.

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(f)            If the Denver Licensing Authority or the MED denies the transfer of ownership or issues a notice of proposed denial of the transfer of ownership due to action, inaction, omission, malfeasance, nondisclosure, misrepresentation, fraudulent statement, wrongful conduct, or other reason caused by the Buyer (including a determination by the MED that the Buyer is prohibited to be a marijuana business licensee), Buyer shall forfeit the Down Payment.

Section 6.07      Books and Records.

(a)            In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the subsequent tax filing following the Closing, Buyer shall:

(i)             retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)           upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years after the subsequent tax filing following the Closing, Seller shall:

(i)             retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)           upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)            Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08      Closing Conditions From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.09      Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 6.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

    Section 6.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

Conditions to Closing

Section 7.01      Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal (with the exception of federal laws relating to marijuana as a controlled substance), otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)           Prior to Closing, Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02      Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)           Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

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(c)            Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)           Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller stating that: (i) each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied; (ii) attached to the certificate are true and complete copies of all resolutions adopted by the officers, directors or managing member of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (iii) Seller certifies the names and signatures of the officers, directors or managing member of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder (the “Seller Closing Certificate”).

Section 7.03      Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)            Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)           Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer, director or authorized representative of Buyer, stating that: (i) each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; (ii) attached to the certificate are true and complete copies of all resolutions adopted by the officers, directors or managing member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (iii) Buyer certifies the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder. (the “Buyer Closing Certificate”).

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ARTICLE VIII

Indemnification

Section 8.01      Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02      Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 8.03      Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04      Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)            The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds five (5) percent of the Purchase Price (the “Basket”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Basket.

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(b)           The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed ten percent (10%) of the Purchase Price (the “Cap”).

(c)            Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)           Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)            In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)            Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)           Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge, or, with reasonable diligence should have known, of such inaccuracy or breach prior to the Closing.

(h)           The limitations on the Indemnifying Party under this Section 8.04 (including the Basket and Cap) shall not apply to Buyer if Buyer is in breach or Default under the Note, whether or not such breach or Default is Material.

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Section 8.05      Indemnification Procedures.

(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer five (5) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)            Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including, subject to applicable Law, access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07      Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of any fraud by any party hereto.

ARTICLE IX

Termination

Section 9.01      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of Seller and Buyer;

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(b)           by Buyer by written notice to Seller if:

(i)             Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller prior to Closing;

(ii)           any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Closing, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c)            by Seller by written notice to Buyer if:

(i)             Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Closing;

(ii)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by Closing, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)         MED approval is not granted within one hundred twenty (120) days after the execution of this Agreement for any reason other than the fault of Seller.

Upon such a termination, the Down Payment shall be non-refundable to Buyer.

(d)           by Buyer or Seller in the event that:

(i)             there shall be any Law (with the exception of federal laws relating to marijuana as a controlled substance) that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)           any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02      Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)            as set forth in this Article IX, Section 6.05 and Article X hereof;

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(b)           that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof; and

(c)            if this Agreement is terminated by Seller other than pursuant to Section 9.01(c) hereof, or terminated by Buyer pursuant to Section 9.01(b) hereof, Seller agrees to pay to Buyer a termination fee (the “Termination Fee”) of fifty thousand dollars ($50,000).

ARTICLE X

Miscellaneous

Section 10.01   Expenses. Except as otherwise expressly provided herein (including Section 6.10 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. For the avoidance of doubt, Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions relating to the transfer of the Licenses, including without limitation, any application, transfer or renewal fees required by the MED or other Denver Licensing Authority, as well as all legal consultations and other fees or expenses in connection with the preparation and submissions of the same.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Attn: Brandon Burnham 5745 Poppy Way Golden, CO 80403 E-mail: brandon@theherbalcure.net
with a copy to:	Attn: Carl Werner, Esq. Vicente Sederberg LLP 455 Sherman St., Suite 390 Denver, CO 80203 E-mail: carl@vicentesederberg.com
If to Buyer:	Attn: [Mark Busch, Mike Weinberger] Unity Rd Logan CO LLC [ADDRESS] E-mail: [E-MAIL ADDRESS]

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Section 10.03   Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. For the avoidance of doubt, this Section 10.07 shall not prohibit Seller from assigning the Note to any Affiliates or other Persons, at Seller’s sole option, pursuant to applicable law and the terms set forth in the Note.

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Section 10.08   Survival. Article VIII, and Sections 6.05, 9.02, 10.02, and 10.10 shall survive and remain in full force after Closing or prior Termination. Articles IV and V shall survive for two (2) years after Closing.

Section 10.09   No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed and enforced in accordance with the laws of Colorado, without regard to any principals of conflicts of law thereof which may require the application of the laws of any other state. Any dispute regarding or arising from this Agreement, shall be brought only in a state court of competent jurisdiction in Denver, Colorado. The Parties also waive defense to enforcement based on nonconformance with federal law; and

(b)           TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY[1]

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[1] VS LLP: For discussion.

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Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Conformance of Agreement to Regulatory Conditions and Approval. Buyer and Seller hereto acknowledge and agree that the terms of this Agreement are subject to the approval of the MED and the Denver Licensing Authority. In the event that the MED and Denver Licensing Authority provide notice that this Agreement must be reformed, the Buyer and Seller shall negotiate in good faith to conform this Agreement to any guidance provided. Nothing in this Agreement shall be construed as providing the Seller with any control over Buyer’s Business or entitling Seller to any profit of Buyer’s Business, except for payments related to this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

SELLER: THE HERBAL CURE, LLC
________________________ Name: Brandon Burnham Title: Owner

BUYER: UNITY RD LOGAN CO LLC
________________________ Name: Title:

Exhibit A

INTELLECTUAL PROPERTY LICENSE AGREEMENT

[see attached]

Exhibit B

CONTINGENT LEASE AGREEMENT

[see attached]

Exhibit C

SECURED PROMISSORY NOTE

[see attached]

Exhibit D

ASSIGNED CONTRACTS

Exhibit E

ASSIGNED PERMITS

Exhibit F

ALLOCATION SCHEDULE

Exhibit G

FORM OF BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made this ____ day of _______________, 2022 by The Herbal Cure LLC, a Colorado limited liability company (“Seller”), in favor of Unity Rd Logan CO LLC, a Colorado limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into that certain Asset Purchase Agreement dated as of _______________, 2022 (the “APA”) with respect to the sale of certain the Purchased Assets. (Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the APA.)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of the Purchased Assets, without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the APA.

WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED OR ANY OTHER STATE.

This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Purchaser and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Colorado.

EXECUTED as of the ______ day of ________________, 2022.

SELLER:

The Herbal Cure LLC,

a Colorado limited liability company

By:

Name:

Title:

Exhibit H

GENERAL ASSIGNMENT AND ASSUMPTION

This General Assignment and Assumption (this “Assignment”) is executed by The Herbal Cure LLC, a Colorado limited liability company (“Seller”), in favor Unity Rd Logan CO LLC, a Colorado limited liability company (“Purchaser”) as of ________, 2022 (the “Effective Date”).

Seller and Purchaser, have entered into that certain Asset Purchase Agreement dated as of _______________ __, 2022 (the “APA”), in which Seller has agreed to sell and Purchaser has agreed to purchase all the Purchased Assets. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the APA.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.       Assignment. As of the Effective Date, Seller hereby assigns, sells, and transfers, without recourse or warranty, to Purchaser all of Seller’s right, title, and interest, if any, in and to the Purchased Assets.

2.       Assumption. As of the Effective Date, Purchaser expressly agrees to assume and hereby assumes all liabilities and obligations of the Seller in connection with the Purchased Assets not including the Excluded Assets and Excluded Liabilities.

3.       Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

4.       Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce its rights under this Assignment, the prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs (including the cost of in-house counsel and appeals), in addition to any other relief awarded by the court.

5.       Applicable Law. This Assignment shall be governed by and interpreted in accordance with the laws of the State of Colorado.

6.       Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns.

WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED OR ANY OTHER STATE.

WITNESS the signatures of the undersigned.

Dated: ___________, 2022

SELLER:

The Herbal Cure LLC,

a Colorado limited liability company

By:

Name:

Title:

PURCHASER:

Unity Rd Logan CO LLC, a Colorado limited liability company

By:

Name:

Title:

Exhibit I

MATERIAL CONTRACTS

Exhibit J

INTELLECTUAL PROPERTY

Exhibit K

LEAK-OUT AGREEMENT